Exhibit 23(a)



               Consent of Independent Certified Public Accountants


We have issued our report dated January 19, 2001 accompanying the consolidated financial statements of SVB Financial Services, Inc. and subsidiaries appearing in the 2000 Annual Report of the Company to its shareholders and included in Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts."


/s/ GRANT THORNTON LLP
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GRANT THORNTON LLP


Philadelphia, Pennsylvania
January 18, 2002